EXHIBIT F - ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is made and entered into this 10 day of February, 2009 by and between DATA CENTER, 101 LLC, an Ohio limited liability company ("Assignor"), and iBEAM SOLUTIONS LLC, an Ohio limited liability company ("Assignee"), under the following circumstances:

RECITALS:

A.	Assignor is the current tenant of certain leased premises (the “Premises”) located within the office building located at 101 East Town Street, Columbus, Ohio 43215 (the “Building”)

B.
Assignor has agreed to sublease to Assignee, and Assignee has agreed to sublease from Assignor (the “Sublease”), a portion of the Premises consisting of approximately 5,000 square feet of space located on the third (3rd) floor of the Building (the "Leased Premises").

C.
The Leased Premises currently contains certain equipment and spaced leased to, and maintained on behalf of, certain third-party customers and clients of Assignor (each a “Client” and, collectively, the “Clients”) pursuant to service contracts with such thirdparties (the “Service Contracts”), and such Service Contracts contain, among other things, maintenance and service requirements to be fulfilled by Assignor. A copy of each of the Service Contracts is attached hereto as Exhibit “A”.

D.
In addition to the sublease of the Leased Premises, Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of Assignor's right, title and interest in and to the Service Contracts.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Assignee to Assignor, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby covenant and agree as follows:

1.           Effective as of the Effective Date of the Sublease (as such term is defined therein)
(the “Effective Date”), Assignor does hereby assign, transfer and set over to Assignee all of Assignor's right, title and interest in and to the Service Contracts. Assignor hereby covenants and agrees that, Assignor has the right, power and authority to assign and transfer the Contracts to Assignee. Assignor further covenants and agrees that the Service Contracts attached hereto: (a) represent all of the Service Contracts for equipment or space associated with the Leased Premises, (b) are true, accurate and complete photocopies of the original Service Contracts, ( c) are in full force and effect, and (d) have not been modified or amended, except as may be attached. Assignor hereby agrees to indemnify, defend and save Assignee harmless from and against any and all liabilities, obligations, costs, expenses, claims, actions and damages by reason of any default of Assignor as landlord under the Contracts with respect to any period or any circumstances existing on or prior to the Effective Date.
2.           Assignee hereby agrees to assume, keep and perform, from and after the Effective
Date, all of the terms, covenants and conditions contained in the Service Contracts and required to be kept or performed by Assignor thereunder first arising on or after the Effective Date. Assignee hereby agrees to indemnify, defend and save Assignor harmless from and against any and all liabilities, obligations, costs, expenses, claims, actions and damages by reason of any default of Assignee as landlord under any of the Service Contracts with respect to any period or circumstances first arising from or after the Effective Date.

3.           Not less than thirty (30) days after the date of this Assignment, Assignor and
Assignee shall cooperate in good faith to jointly prepare a letter to be sent to each Client notifying each such Client of this Assignment, the transition of services to Assignee under each corresponding Service Contract, and of Assignor's address for the delivery of payments under the Service Contracts from and after the Effective Date. Such letter shall be sent to each Client not less than thirty (30) days prior to the Effective Date.

4.           Assignee warrants, acknowledges and represents to Assignor: (a) that Assignee is assuming the Service Contractors for Assignee's own investment; (b) that Assignee has had an opportunity to review, obtain and evaluate any and all information necessary in order for Assignee to assume the Service Contracts; and (c) that Assignee is relying on its own investigation and due diligence relative to the Service Contracts and not on any representation or warranty of Assignor, except as specifically provided in this Assignment.

5.           In the event Assignee is in default of that certain Sublease Agreement of even date herewith (as amended) beyond all applicable cure periods, then Assignee shall immediately assign, transfer and convey all Service Contracts then in effect for the Leased Premises to Assignor and Assignor shall assume the obligations of Assignee under such Service Contracts.

6.           This Assignment shall be governed and construed in accordance with the laws of the State of Ohio.

7.           This Assignment shall be binding upon and inure to the benefit of Assignor and
Assignee and their respective successors and assigns.

8.           This Assignment may be executed in multiple identical counterparts all of which, when taken together, shall constitute one document.

9.           Each of the Parties shall bear all expenses incurred by them in connection with this Assignment and in the consummation of the transactions contemplated hereby and in preparation thereof. This Assignment may only be amended or modified by an instrument in writing executed by all of the .Parties hereto. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the respective Parties at the addresses set forth above, or at such other address as shall be furnished in writing by any Party to the others, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be. Section, paragraph, and other headings contained in this Assignment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assignment. This Assignment constitutes the entire agreement between the Parties hereto.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date set forth below their respective signatures, effective as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

DATA CENTER 101, LLC, an Ohio ljmited Liability company	iBEAM SOLUTIONS LLC, an Ohip limited liability company

By: /s/ Chuck Maynard	By: /s/ Eric V. Schmidt
Name: Chuck Maynard	Name: Eric V. Schmidt
Its: Authorized Agent	Its: President

STATE OF OHIO                  )
                                                 )ss.
COUNTY OF FRANKLIN   )

This instrument was acknowledged before me on the 10th day of February, 2009 by Chuck Maynard, the Authorized Agent of Data Center 101, LLC, an Ohio limited liability company, on behalf of the limited liability company.

/s/ Crystal Bradley
NOTARY PUBLIC

STATE OF OHIO                  )
                                                 )ss.
COUNTY OF FRANKLIN   )

This instrument was acknowledged before me on the 10th day of February, 2009 by Eric V. Schmidt, the President of iBeam Solutions, LLC, an Ohio limited liability company, on behalf of the limited liability company.

/s/ Crystal Bradley
NOTARY PUBLIC